Exhibit 4.1


Number                                                                    Shares

INCORPORATION UNDER THE LAWS                            OF THE STATE OF DELAWARE

                              KOPR RESOURCES CORP.

This Certifies That is the owner of _____________, full paid and non-assessable SHARES OF THE COMMON STOCK OF KOPR RESOURCES CORP. Par Value $0.001 transferable only on the banks of the Corporation by the holder hereof in person or by duly authorized Attorney upon the surrender of this Certificate properly endorsed.

The corporation will furnish without charge to each stockholder who so requests the powers, designations preferences and relative, participating optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preference and/of rights.

IN WITNESS WEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation, this ____ day of _____ A.D. _________.


----------------------------        [SEAL]          ----------------------------
                   Secretary                                           President